July 20, 2005
11:30am EDT
CBL/GSA/NXL Conference Call


John:

Good morning and thank you for joining us today to discuss our recently announced transactions with Galileo America, LLC and New Plan Excel Realty Trust. Stephen Lebovitz, President is joining us by phone from New York where he is attending the ICSC Trustee meeting and with me here today is Katie Knight, Director of Investor Relations. I will now hand the call over to Katie for the reading of the safe harbor statement.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share are based upon a fully diluted converted share. We direct you to the Company's various filings with the Securities and Exchange Commission including, without limitation, the Company's Annual Report on Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein for a discussion of such risks and uncertainties.

A transcript of today's comments will be furnished to the SEC on Form 8-K and will be available on our website. This call will also be available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the press release on the Form 8-K.

John:

     Thank you, Katie. I will begin by making a few brief comments then I will open it up for Q&A.

We announced that we have entered into a definitive agreement to transfer our 8.4% equity interest and our management and advisory contracts with Galileo America, LLC. We expect to receive a total consideration of $100.0 million from these transactions and anticipate closing in August. The total estimated impact to FFO in the third quarter 2005 from gains and fee income is approximately $0.26 per share. On an annual basis, the aggregate loss in FFO resulting from the sale of our management and advisory contracts and equity interest is estimated at $0.07 per share but will be offset by the acquisition of Wilkes - Barre Township and Springdale Center as well as interest expense and G&A expense savings, thus being FFO neutral. Details of the transactions are elaborated in the press release that was issued last night so we will not go into specifics of the transaction.

We have enjoyed a mutually beneficial relationship with Galileo over these past two years. We originally structured the Galileo partnership in such a way that we were free to make decisions based on what we felt was in the best interest of CBL shareholders. We believe this transaction does exactly that. We have been presented with an opportunity to receive a price that we believe is definitely beneficial for our shareholders. Although, the transaction is initially revenue neutral, we intend to redeploy the capital into our active development and redevelopment program as well as opportunistic investments. We believe that through these investments we can create more value for our shareholders and sustain long-term growth.

The sale of our Galileo interests do not in any way signal or imply our exit from the community center business. We will remain very active in the development of community and power centers as well as malls, open-air centers, lifestyle centers, and other retail formats. Additionally, we would expect to continue to look to Galileo as a potential buyer of any community and power center projects should we decide to sell. We have structured the deal to allow for this in the near term. For one-year following the close of the transfer of our interest, we will have the right to put Fashion Square in Orange Park, FL, Cobblestone Village at Royal Palm in West Palm Beach, FL, and Chicopee Marketplace in Chicopee, MA, to Galileo for a purchase price that will be computed using a cap rate of 7.5%. For one-year following the expiration of the put right Galileo will have a Right Of First Offer to purchase these community center developments at a price that will be computed using a cap rate of 7.5%.

We appreciate the outstanding working relationship we have enjoyed with the Galileo team. They are true professionals in every respect. To our friends at New Plan, we wish them well in every endeavor.

Now, I would be happy to answer any questions you may have.